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Specialty Care Network, Inc. and Subsidiary

      Exhibit 11 - Computation of Per Share Earnings




                                                    FOR THE         FOR THE
                                                     THREE           THREE
                                                     MONTHS          MONTHS
                                                   ENDED MARCH     ENDED MARCH
                                                     31, 1998        31, 1997
                                                   -----------------------------
Average shares outstanding                          17,731,273       12,786,995

Effect of dilutive securities:
   Employee stock options                              540,761          679,510
                                                   -----------------------------

Weighted average number of
   common shares and common
   share equivalents used in computation            18,272,034       13,466,505
                                                   =============================

Net income                                         $ 2,286,323      $   782,930
                                                   =============================
Net income per common share (basic)
                                                   $      0.13      $      0.06
Net income per common share (diluted)
                                                   $      0.13      $      0.06
                                                   =============================




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